Carriage Services, Inc. Announces Amendment to Credit Facility
HOUSTON, April 25, 2013 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) (the “Company”) announced today that it has entered into a third amendment to the Credit Agreement (the “Third Amendment”) which provides for an increase in the revolving credit commitments under the Credit Agreement from $105 million to $125 million and a decrease in the interest rate margin.
Under the Credit Agreement, outstanding borrowings bear interest at either a prime rate or a LIBOR rate, plus an applicable margin based upon the Company's leverage ratio. The Third Amendment decreases the applicable margin for the Company's outstanding borrowings (for both prime rate and LIBOR rate) by 50 basis points at each leverage ratio threshold.
The Third Amendment also contains amendments which (a) allow the Company to issue subordinated debt or convertible subordinated debt in an amount not to exceed $100 million, (b) provide the Company with the ability to repurchase up to $15 million worth of stock-based employee awards, and (c) allow for the Company to refinance its existing convertible junior subordinated debentures with the proceeds of certain issuances of subordinated debt or convertible subordinated debt.
Mel Payne, Chief Executive Officer, stated “We are pleased and appreciative of the confidence our banks have shown in Carriage Services by increasing our revolving credit limit and lowering the applicable margins. We believe that the amended Credit Agreement increases our financial flexibility and further enhances our acquisition program, while allowing more capital for general corporate purposes and having a positive impact on our future financial results by directly lowering our interest expense.”
The Administrative Agent in the Credit Agreement is Bank of America, N.A. The Co-Syndication Agents are Raymond James Bank, N.A., Regions Bank and Amegy Bank National Association.
Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 167 funeral homes in 26 states and 33 cemeteries in 12 states.